Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
October 17, 2019

SunTrust Reports Third Quarter 2019 Results
Continued Loan Growth, Improved Deposit Growth, Diverse Fee Income,
and Strong Credit Quality Highlight Third Quarter Results
Proposed Merger of Equals with BB&T on Track; Momentum Towards Truist is Building

ATLANTA — For the third quarter of 2019, SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $597 million, or $1.34 per average common diluted share, which includes $(0.06) per share of merger-related impacts associated with the Company's proposed merger of equals with BB&T Corporation. This compares to $1.48 for the prior quarter, which included $0.07 per share of discrete tax benefits and $(0.03) per share of merger-related impacts, and $1.56 for the third quarter of 2018, which included $0.14 per share of discrete tax benefits.

For the nine months ended September 30, 2019, earnings per average common diluted share were $4.06 which includes $(0.17) per share of merger-related impacts. This compares to $4.34 for the nine months ended September 30, 2018.

“We delivered solid third quarter results, marked by continued loan growth, improved deposit growth, diverse fee income, and strong credit quality. Our underlying strategic progress is strong, evidenced by 8% year-over-year growth in both loans and noninterest income, providing us with good momentum heading into our proposed merger of equals with BB&T,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “I am confident that when SunTrust and BB&T come together to create Truist, we can deliver industry leading profitability, better capabilities for our clients, and enhanced benefits for both our teammates and our communities.”

Third Quarter 2019 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 and 23.)

Income Statement

•	Net income available to common shareholders was $597 million, or $1.34 per average common diluted share, compared to $1.48 for the prior quarter and $1.56 for the third quarter of 2018.

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Merger-related costs were $22 million in the third quarter of 2019, compared to $8 million in the second quarter of 2019. In addition to these costs, there were $11 million and $6 million of other merger-related expenses in the current and prior quarter, respectively, the majority of which were recorded in ‘other noninterest expense’. Combined, the current quarter results included $33 million, or $(0.06) per share, of merger-related impacts.

•
Total revenue was down 8% sequentially and up 3% year-over-year. Excluding the $5 million and $205 million insurance settlement benefits related to financial crisis-era related claims recognized in the current and prior quarters, respectively, total revenue was stable sequentially and increased 2% year-over-year driven by higher noninterest income.

•
Net interest margin was 3.06% in the current quarter, reflecting declines of 10 and 21 basis points sequentially and year-over-year, respectively, driven primarily by declines in short-term and long-term interest rates (which negatively impacted earning asset yields). The year-over-year decline was also impacted by higher funding costs.

•
Provision for credit losses increased $5 million sequentially and $71 million year-over-year. The year-over-year increase reflects both higher net charge-offs in the current quarter and a release of loan loss reserves in the prior year quarter.

•
Noninterest expense decreased $164 million sequentially and increased $90 million year-over-year. Excluding the $205 million charitable contribution to the SunTrust Foundation in the prior quarter and the merger-related impacts of $33 million in the current quarter and $14 million in the prior quarter, noninterest expense increased $22 million sequentially and $57 million year-over-year due primarily to higher employee compensation and benefits.

•
The efficiency and tangible efficiency ratios for the current quarter were 62.1% and 61.2%, respectively. Excluding the charitable contribution in the prior quarter together with the insurance settlements and merger-related impacts in the current and prior quarter, the adjusted tangible efficiency ratio was 59.9% for the current quarter, compared to 59.0% for the prior quarter and 58.9% for the prior year.

Balance Sheet

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Average performing loans held for investment (“LHFI”) was up 1% compared to the prior quarter and up 8% year-over-year, driven primarily by growth in CRE, consumer direct, consumer indirect, and residential mortgages, offset partially by declines in commercial construction loans and residential home equity products. The year-over-year increase was also positively impacted by 8% growth in C&I loans.

•
Average consumer and commercial deposits increased 2% compared to both the prior quarter and the prior year. Sequential growth was driven primarily by increases in NOW accounts, money market accounts, and time deposits. Year-over-year growth was driven by increases in NOW accounts and time deposits, offset partially by declines in demand deposits and money market accounts.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 (“CET1”) ratio was estimated to be 9.3% as of September 30, 2019, slightly higher relative to the prior quarter.

•
Book value per common share was $54.87 and tangible book value per common share was $40.58, both up 3% from June 30, 2019, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.

Asset Quality

•	Nonperforming loans (“NPLs”) increased $64 million from the prior quarter and represented 0.38% of period-end LHFI at September 30, 2019, compared to 0.34% of period-end LHFI at June 30, 2019.

•	Net charge-offs for the current quarter were $112 million, or 0.28% of total average LHFI on an annualized basis, compared to 0.22% during the prior quarter and 0.24% during the third quarter of 2018.

•
At September 30, 2019, the allowance for loan and lease losses (“ALLL”) to period-end LHFI ratio was 1.07%, stable compared to the prior quarter and down 3 basis points relative to the prior year quarter.

•
Provision for credit losses increased $5 million sequentially and $71 million year-over-year. The sequential increase was driven primarily by higher net charge-offs. The year-over-year increase reflects both higher net charge-offs in the current quarter and a release of loan loss reserves in the prior year quarter.

Income Statement (Dollars in millions, except per share data)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Net interest income	$1,510	$1,535	$1,544	$1,547	$1,512
Net interest income-FTE [1]	1,532	1,557	1,567	1,570	1,534
Net interest margin	3.01%	3.12%	3.22%	3.22%	3.22%
Net interest margin-FTE [1]	3.06	3.16	3.27	3.27	3.27
Noninterest income	$843	$1,025	$784	$818	$782
Total revenue	2,353	2,560	2,328	2,365	2,294
Total revenue-FTE [1]	2,375	2,582	2,351	2,388	2,316
Noninterest expense	1,474	1,638	1,489	1,482	1,384
Provision for credit losses	132	127	153	87	61
Net income available to common shareholders	597	663	554	632	726
Earnings per average common diluted share	1.34	1.48	1.24	1.40	1.56

Balance Sheet (Dollars in billions)
Average LHFI	$157.6	$156.2	$154.3	$149.7	$146.0
Average consumer and commercial deposits	162.5	159.9	159.9	161.6	159.3

Capital
Basel III capital ratios at period end [2] :
Tier 1 capital	10.38%	10.24%	10.15%	10.30%	10.72%
Common Equity Tier 1 ("CET1")	9.33	9.19	9.09	9.21	9.60
Total average shareholders’ equity to total average assets	11.67	11.42	11.25	11.21	11.71

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.28%	0.22%	0.26%	0.26%	0.24%
ALLL to period-end LHFI [3]	1.07	1.07	1.06	1.06	1.10
NPLs to period-end LHFI	0.38	0.34	0.34	0.35	0.47
1 See Appendix A on pages 22 and 23 for non-U.S. GAAP reconciliations and additional information.
2 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented. Capital ratios at September 30, 2019 are estimated as of the date of this document.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.4 billion for the current quarter, a decrease of 8% compared to the prior quarter and an increase of 3% from the prior year. Excluding the $5 million and $205 million insurance settlement benefits related to financial crisis-era related claims recognized in the current quarter and prior quarter, respectively, total revenue was stable sequentially and increased 2% year-over-year driven by higher noninterest income.
Net Interest Income
Net interest income was $1.5 billion for the third quarter of 2019, a decrease of $25 million compared to the prior quarter due primarily to lower earning asset yields, which drove a decline in the net interest margin, partially offset by a $1.4 billion, or 1%, increase in average performing LHFI. Net interest income was stable relative to the prior year as the decline in the net interest margin was offset by 8% growth in average performing LHFI and 2% growth in average client deposits.
Net interest margin for the current quarter was 3.06%, compared to 3.16% and 3.27% in the prior quarter and prior year, respectively, driven primarily by declines in short-term and long-term interest rates (which negatively impacted earning asset yields). The year-over-year decline was also impacted by higher funding costs.
For the nine months ended September 30, 2019, net interest income was $4.7 billion, a $150 million, or 3%, increase compared to the nine months ended September 30, 2018. The net interest margin was 3.16% for the first nine months of 2019, a 10 basis point decrease compared to the same period in 2018. The decrease in net interest margin was driven primarily by a 45 basis point increase in rate paid on average interest-bearing liabilities, which was offset partially by a 27 basis point increase in earning asset yields.
Noninterest Income
Noninterest income was $843 million for the current quarter, compared to $1.0 billion for the prior quarter and $782 million for the third quarter of 2018. Excluding the $5 million and $205 million insurance settlement benefits related to financial crisis-era related claims recognized in the current and prior quarters, respectively, noninterest income increased $18 million sequentially and $56 million year-over-year. The sequential increase was driven largely by higher mortgage-related income and investment banking income. The year-over-year increase was driven by increases across most categories, most notably a $23 million increase in mortgage-related income.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) increased $5 million sequentially and $6 million year-over-year. The sequential increase was driven by one more day during the current quarter, while the year-over-year increase was driven primarily by certain discrete impacts (recorded as contra-revenue) recognized in card fees in the third quarter of 2018.
Investment banking income was $159 million for the current quarter, compared to $142 million in the prior quarter and $150 million for the third quarter of 2018. The $17 million sequential increase was due primarily to higher syndicated finance and M&A activity, while the year-over-year increase was driven by higher syndicated finance and investment grade bond origination activity, partially offset by a decline in equity capital markets.
Mortgage-related income for the current quarter was $106 million, compared to $86 million for the prior quarter and $83 million for the third quarter of 2018. The sequential and year-over-year increases were driven primarily by higher production-related income due to increased refinance and purchase volumes, partially offset by higher decay expense which negatively impacted servicing income. At September 30, 2019, the servicing portfolio totaled $165.6 billion, down 1% compared to the prior quarter and 3% year-over-year.

Trading income was $29 million for the current quarter, compared to $55 million for the prior quarter and $42 million for the prior year. The sequential and year-over-year decreases were largely driven by an increase in counterparty credit valuation reserves in the current quarter. The sequential decrease was also impacted by lower fixed income sales and trading revenue.
Commercial real estate-related income was $32 million for the current quarter, compared to $50 million for the prior quarter and $24 million for the prior year. The sequential decline was primarily attributable to lower structured real estate related income, while the year-over-year increase was driven by higher structured real estate related income and higher commercial mortgage production and servicing income from the Company's agency lending business.
Net securities gains/(losses) totaled gains of $4 million for the current quarter compared to losses of ($42) million in the prior quarter that arose from a repositioning of the Company's securities AFS portfolio. There were no net securities gains/(losses) in the prior year quarter.
Other noninterest income was $40 million for the current quarter, compared to $72 million in the prior quarter and $21 million in the third quarter of 2018. The sequential decrease was due primarily to a $44 million gain on the sale of accruing TDRs during the second quarter of 2019. The year-over-year increase was due primarily to $10 million in net remeasurement gains on equity investments recognized during the current quarter.
For the nine months ended September 30, 2019, noninterest income was $2.7 billion, compared to $2.4 billion for the nine months ended September 30, 2018. The $245 million increase compared to the prior year was driven primarily by the insurance settlement benefits recognized in the current and prior quarter as well as higher commercial real estate-related and mortgage-related income.
Noninterest Expense
Noninterest expense was $1.5 billion in the current quarter, down $164 million sequentially and an increase of $90 million compared to the third quarter of 2018. Excluding the $205 million charitable contribution to the SunTrust Foundation in the prior quarter and the merger-related impacts of $33 million in the current quarter and $14 million in the prior quarter, noninterest expense increased $22 million sequentially and $57 million year-over-year. The $22 million sequential increase was driven primarily by higher employee compensation and benefits costs and higher operating losses. The $57 million year-over-year increase was driven by higher employee compensation and benefits, net occupancy expense, and ongoing investments in technology.
Employee compensation and benefits expense was $841 million in the current quarter, compared to $828 million in the prior quarter and $795 million in the third quarter of 2018. The $13 million sequential increase was driven primarily by higher salary costs (due to one additional day in the quarter) and higher contract programming costs. The $46 million year-over-year increase was driven primarily by higher salary and benefits costs in the current quarter.
Outside processing and software expense was $241 million in both the current and prior quarter, $7 million higher than the third quarter of 2018. The year-over-year increase was driven primarily by higher software-related costs resulting from the amortization of new and upgraded technology assets.
Net occupancy expense was $102 million in the current quarter, stable compared to the prior quarter and $16 million higher than the third quarter of 2018. The year-over-year increase was driven primarily by lease termination gains recognized in the prior year quarter and higher rent expense in the current quarter.
Merger-related costs are expenses associated with the Company’s proposed merger of equals with BB&T Corporation as announced on February 7, 2019. Current quarter costs totaled $22 million and were primarily comprised of legal and professional services and write-offs of certain technology development projects in progress. In addition to these costs, there were $11 million of other merger-related expenses (consulting fees and retention payments) that were primarily recorded in ‘other noninterest expense’.

Operating losses were $23 million in the current quarter, compared to $14 million in the prior quarter and $18 million in the third quarter of 2018. The sequential and year-over-year increases were driven primarily by higher fraud costs recognized during the current quarter.
Regulatory assessments expense was $17 million in both the current and prior quarter, $22 million lower than the prior year. The year-over-year decrease was driven by the cessation of the FDIC Deposit Insurance Fund surcharge in the fourth quarter of 2018.
Other noninterest expense was $127 million in the current quarter, compared to $124 million in the prior quarter and $108 million in the third quarter of 2018. The $19 million year-over-year increase was driven primarily by merger-related impacts in the current quarter (primarily consulting fees).
For the nine months ended September 30, 2019, noninterest expense was $4.6 billion compared to $4.2 billion for the nine months ended September 30, 2018. The $411 million increase was driven largely by the $205 million charitable contribution and $92 million in merger-related impacts. Excluding these, expenses were up 3% driven by a $53 million increase in outside processing and software, a $42 million increase in employee compensation and benefits, and a $35 million increase in net occupancy expense.
Income Taxes
For the third quarter of 2019, the Company recorded a provision for income taxes of $122 million compared to $105 million for the prior quarter and $95 million for the third quarter of 2018. The effective tax rate for the current quarter was 16%, compared to 13% in the prior quarter and 11% in the third quarter of 2018. The prior quarter included $32 million of discrete tax benefits related primarily to the resolution of certain tax matters, while the third quarter of 2018 included $67 million of discrete tax benefits related to the finalization of the impact of tax reform and the completion of the merger of SunTrust Mortgage into SunTrust Bank.
Balance Sheet
At September 30, 2019, the Company had total assets of $227.4 billion and total shareholders’ equity of $26.5 billion, representing 12% of total assets. Book value per common share was $54.87 and tangible book value per common share was $40.58, both up 3% compared to June 30, 2019, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.
Loans and Deposits
Average performing LHFI totaled $157.1 billion for the current quarter, up 1% compared to the prior quarter and up 8% compared to the prior year. The sequential growth was driven primarily by increases in CRE, consumer direct, consumer indirect loans, and residential mortgages, offset partially by declines in commercial construction loans and residential home equity products. The year-over-year increase was also positively impacted by 8% growth in C&I loans.
Average consumer and commercial deposits totaled $162.5 billion for the current quarter, a 2% increase compared to both the prior quarter and the third quarter of 2018. Sequential growth was driven primarily by increases in NOW accounts, money market accounts, and time deposits. Year-over-year growth was driven by increases in NOW accounts and time deposits, offset partially by declines in demand deposits and money market accounts.

Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.3% at September 30, 2019. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.7% and 8.2%, respectively, at September 30, 2019. Additionally, the Company declared a common stock dividend of $0.56 per common share in the third quarter of 2019, up 12% compared to both the prior quarter and the third quarter of 2018. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
Asset Quality
Overall asset quality performance continues to be strong. Nonperforming assets (“NPAs”) totaled $661 million at September 30, 2019, up $63 million from the prior quarter and down $93 million year-over-year. The ratio of NPLs to period-end LHFI was 0.38%, 0.34%, and 0.47% at September 30, 2019, June 30, 2019, and September 30, 2018, respectively. The year-over-year decrease was driven primarily by lower residential mortgage NPLs due to loans transitioning from non-accruing status (as a result of forbearance relief provided after hurricanes) back to accruing status.
Net charge-offs totaled $112 million during the current quarter, an increase of $27 million compared to the prior quarter and $24 million compared to the third quarter of 2018. The ratio of annualized net charge-offs to total average LHFI was 0.28% for the current quarter, compared to 0.22% for the prior quarter and 0.24% for the prior year.
The provision for credit losses was $132 million in the current quarter, an increase of $5 million sequentially and $71 million year-over-year. The sequential increase was driven primarily by higher net charge-offs. The year-over-year increase reflects both higher net charge-offs and a release of loan loss reserves in the prior year quarter. At September 30, 2019, the ALLL was $1.7 billion, which represented 1.07% of period-end loans, stable relative to June 30, 2019 and a 3 basis point decline relative to September 30, 2018, the latter of which was driven by improved asset quality.
Early stage delinquencies decreased 1 basis point from the prior quarter and 16 basis points from September 30, 2018 to 0.58% at September 30, 2019. Excluding government-guaranteed loans, early stage delinquencies were 0.23%, which was stable compared to the prior quarter and down 1 basis point compared to the third quarter of 2018.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of September 30, 2019, SunTrust had total assets of $227 billion and total deposits of $168 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled “FTE” in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses (“ALLL”) and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables included in this release and the earnings presentation which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and the earnings presentation are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on October 17, 2019, at 10:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 9:45 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on October 17, 2019, and will remain available until November 17, 2019, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 472691). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of October 17, 2019, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.
In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21%, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that results from merger and acquisition activity and amortization expense (the level of which may vary from company to company), they allow investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of unusual or infrequent items from the calculation of Tangible efficiency ratio-FTE. These items include merger-related impacts recognized in the first, second, and third quarters of 2019, insurance settlement benefits related to financial crisis-era related claims recognized in the second and third quarters of 2019, the charitable contribution to the SunTrust Foundation recognized in the second quarter of 2019, and the legacy National Commerce Financial Corporation (“NCF”) pension plan settlement charge recognized in the fourth quarter of 2018. See slide 20 in the earnings presentation (Exhibit 99.2) as well as Appendix A in this news release for more details on these items. The Company believes this measure (Adjusted tangible efficiency ratio-FTE) is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding the Company's proposed merger with BB&T, including the benefits and effects thereof, and the availability of liquidity to the Company are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended September 30%			Nine Months Ended September 30%
	2019	2018	Change	2019	2018	Change
EARNINGS & DIVIDENDS
Net income	$623	$752	(17)%	$1,891	$2,117	(11)%
Net income available to common shareholders	597	726	(18)	1,814	2,036	(11)
Total revenue	2,353	2,294	3	7,242	6,848	6
Total revenue-FTE [1]	2,375	2,316	3	7,308	6,913	6
Net income per average common share:
Diluted	$1.34	$1.56	(14)%	$4.06	$4.34	(6)%
Basic	1.35	1.58	(15)	4.09	4.38	(7)
Dividends declared per common share	0.56	0.50	12	1.56	1.30	20
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$224,747	$207,395	8%	$221,019	$205,370	8%
Earning assets	198,878	186,344	7	196,902	184,607	7
Loans held for investment ("LHFI")	157,612	145,995	8	156,044	144,368	8
Intangible assets including residential mortgage servicing rights ("MSRs")	8,044	8,396	(4)	8,235	8,332	(1)
Residential MSRs	1,632	1,987	(18)	1,824	1,922	(5)
Consumer and commercial deposits	162,533	159,348	2	160,779	159,159	1
Total shareholders’ equity	26,226	24,275	8	25,307	24,324	4
Preferred stock	2,025	2,025	—	2,025	2,145	(6)
Period End Balances:
Total assets				$227,368	$211,276	8%
Earning assets				198,510	188,141	6
LHFI				158,455	147,215	8
Allowance for loan and lease losses ("ALLL")				1,699	1,623	5
Consumer and commercial deposits				166,126	159,332	4
Total shareholders’ equity				26,489	24,139	10
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.10%	1.44%	(24)%	1.14%	1.38%	(17)%
Return on average common shareholders’ equity	9.83	13.01	(24)	10.46	12.33	(15)
Return on average tangible common shareholders’ equity [1]	13.23	18.06	(27)	14.27	17.14	(17)
Net interest margin	3.01	3.22	(7)	3.12	3.22	(3)
Net interest margin-FTE [1]	3.06	3.27	(6)	3.16	3.26	(3)
Efficiency ratio	62.63	60.34	4	63.55	61.20	4
Efficiency ratio-FTE [1]	62.06	59.76	4	62.97	60.62	4
Tangible efficiency ratio-FTE [1]	61.17	58.94	4	62.23	59.89	4
Adjusted tangible efficiency ratio-FTE [1]	59.91	58.94	2	59.89	59.89	—
Effective tax rate	16	11	45	15	16	(6)
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")				9.33%	9.60%	(3)%
Tier 1 capital				10.38	10.72	(3)
Total capital				12.06	12.47	(3)
Leverage				9.28	9.66	(4)
Total average shareholders’ equity to total average assets	11.67%	11.71%	—%	11.45	11.84	(3)
Tangible equity to tangible assets [1]				9.19	8.76	5
Tangible common equity to tangible assets [1]				8.23	7.72	7
Book value per common share				$54.87	$48.00	14
Tangible book value per common share [1]				40.58	34.51	18
Market capitalization				30,549	30,632	—
Average common shares outstanding:
Diluted	446,962	464,164	(4)%	446,673	469,006	(5)%
Basic	443,960	460,252	(4)	443,779	464,804	(5)
Full-time equivalent employees				22,709	22,839	(1)
Number of ATMs				2,036	2,053	(1)
Full service banking offices				1,149	1,217	(6)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented. Capital ratios at September 30, 2019 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2019	2019	2019	2018	2018
EARNINGS & DIVIDENDS
Net income	$623	$688	$580	$658	$752
Net income available to common shareholders	597	663	554	632	726
Total revenue	2,353	2,560	2,328	2,365	2,294
Total revenue-FTE [1]	2,375	2,582	2,351	2,388	2,316
Net income per average common share:
Diluted	$1.34	$1.48	$1.24	$1.40	$1.56
Basic	1.35	1.49	1.25	1.41	1.58
Dividends declared per common share	0.56	0.50	0.50	0.50	0.50
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$224,747	$220,827	$217,403	$212,934	$207,395
Earning assets	198,878	197,395	194,385	190,742	186,344
LHFI	157,612	156,224	154,258	149,708	145,995
Intangible assets including residential MSRs	8,044	8,271	8,394	8,491	8,396
Residential MSRs	1,632	1,860	1,984	2,083	1,987
Consumer and commercial deposits	162,533	159,854	159,921	161,573	159,348
Total shareholders’ equity	26,226	25,209	24,466	23,873	24,275
Preferred stock	2,025	2,025	2,025	2,025	2,025
Period End Balances:
Total assets	$227,368	$222,288	$220,425	$215,543	$211,276
Earning assets	198,510	198,065	196,316	192,497	188,141
LHFI	158,455	156,589	155,233	151,839	147,215
ALLL	1,699	1,681	1,643	1,615	1,623
Consumer and commercial deposits	166,126	159,719	161,092	161,544	159,332
Total shareholders’ equity	26,489	25,862	24,823	24,280	24,139
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.10%	1.25%	1.08%	1.23%	1.44%
Return on average common shareholders’ equity	9.83	11.51	10.06	11.54	13.01
Return on average tangible common shareholders’ equity [1]	13.23	15.73	13.91	16.13	18.06
Net interest margin	3.01	3.12	3.22	3.22	3.22
Net interest margin-FTE [1]	3.06	3.16	3.27	3.27	3.27
Efficiency ratio	62.63	64.00	63.97	62.66	60.34
Efficiency ratio-FTE [1]	62.06	63.45	63.35	62.06	59.76
Tangible efficiency ratio-FTE [1]	61.17	62.77	62.70	61.13	58.94
Adjusted tangible efficiency ratio-FTE [1]	59.91	58.99	60.78	58.63	58.94
Effective tax rate	16	13	15	17	11
Basel III capital ratios at period end [2]:
CET1	9.33%	9.19%	9.09%	9.21%	9.60%
Tier 1 capital	10.38	10.24	10.15	10.30	10.72
Total capital	12.06	11.93	11.85	12.02	12.47
Leverage	9.28	9.25	9.15	9.26	9.66
Total average shareholders’ equity to total average assets	11.67	11.42	11.25	11.21	11.71
Tangible equity to tangible assets [1]	9.19	9.11	8.71	8.65	8.76
Tangible common equity to tangible assets [1]	8.23	8.13	7.71	7.63	7.72
Book value per common share	$54.87	$53.47	$51.15	$49.57	$48.00
Tangible book value per common share [1]	40.58	39.54	37.22	35.73	34.51
Market capitalization	30,549	27,896	26,290	22,541	30,632
Average common shares outstanding:
Diluted	446,962	446,391	446,662	452,957	464,164
Basic	443,960	443,806	443,566	449,404	460,252
Full-time equivalent employees	22,709	22,726	22,626	22,899	22,839
Number of ATMs	2,036	2,024	2,030	2,082	2,053
Full service banking offices	1,149	1,149	1,152	1,218	1,217

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented. Capital ratios at September 30, 2019 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Nine Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30				September 30
	2019	2018	Amount	% [3]	2019	2018	Amount	% [3]
Interest income	$2,005	$1,834	$171	9%	$6,013	$5,261	$752	14%
Interest expense	495	322	173	54	1,424	821	603	73
NET INTEREST INCOME	1,510	1,512	(2)	—	4,589	4,440	149	3
Provision for credit losses	132	61	71	NM	412	121	291	NM
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,378	1,451	(73)	(5)	4,177	4,319	(142)	(3)
NONINTEREST INCOME
Service charges on deposit accounts	141	144	(3)	(2)	417	433	(16)	(4)
Other charges and fees	90	89	1	1	265	264	1	—
Card fees	83	75	8	11	247	241	6	2
Investment banking income	159	150	9	6	431	453	(22)	(5)
Trading income	29	42	(13)	(31)	144	137	7	5
Mortgage-related income [1]	106	83	23	28	294	256	38	15
Trust and investment management income	78	80	(2)	(3)	222	230	(8)	(3)
Retail investment services	76	74	2	3	220	219	1	—
Insurance settlement	5	—	5	NM	210	—	210	NM
Commercial real estate-related income	32	24	8	33	106	66	40	61
Net securities gains/(losses)	4	—	4	NM	(38)	1	(39)	NM
Other noninterest income	40	21	19	90	135	108	27	25
Total noninterest income	843	782	61	8	2,653	2,408	245	10
NONINTEREST EXPENSE
Employee compensation and benefits	841	795	46	6	2,493	2,451	42	2
Outside processing and software	241	234	7	3	720	667	53	8
Net occupancy expense	102	86	16	19	305	270	35	13
Charitable contribution to SunTrust Foundation	—	—	—	—	205	—	205	NM
Marketing and customer development	44	45	(1)	(2)	131	127	4	3
Equipment expense	36	40	(4)	(10)	114	124	(10)	(8)
Merger-related costs	22	—	22	NM	75	—	75	NM
Operating losses	23	18	5	28	60	40	20	50
Amortization	21	19	2	11	54	51	3	6
Regulatory assessments	17	39	(22)	(56)	53	118	(65)	(55)
Other noninterest expense	127	108	19	18	392	343	49	14
Total noninterest expense	1,474	1,384	90	7	4,602	4,191	411	10
INCOME BEFORE PROVISION FOR INCOME TAXES	747	849	(102)	(12)	2,228	2,536	(308)	(12)
Provision for income taxes	122	95	27	28	330	412	(82)	(20)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	625	754	(129)	(17)	1,898	2,124	(226)	(11)
Less: Net income attributable to noncontrolling interest	2	2	—	—	7	7	—	—
NET INCOME	$623	$752	($129)	(17)%	$1,891	$2,117	($226)	(11)%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$597	$726	($129)	(18)%	$1,814	$2,036	($222)	(11)%
Net interest income-FTE [2]	1,532	1,534	(2)	—	4,655	4,505	150	3
Total revenue	2,353	2,294	59	3	7,242	6,848	394	6
Total revenue-FTE [2]	2,375	2,316	59	3	7,308	6,913	395	6
Net income per average common share:
Diluted	1.34	1.56	(0.22)	(14)	4.06	4.34	(0.28)	(6)
Basic	1.35	1.58	(0.23)	(15)	4.09	4.38	(0.29)	(7)
Dividends declared per common share	0.56	0.50	0.06	12	1.56	1.30	0.26	20
Average common shares outstanding:
Diluted	446,962	464,164	(17,202)	(4)	446,673	469,006	(22,333)	(5)
Basic	443,960	460,252	(16,292)	(4)	443,779	464,804	(21,025)	(5)

1 Beginning with the Company's Annual Report on Form 10-K for the year ended December 31, 2018, the Company began presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods have been conformed with this updated presentation for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	(Decrease)/Increase		March 31	December 31	September 30
	2019	2019	Amount	% [3]	2019	2018	2018
Interest income	$2,005	$2,021	($16)	(1)%	$1,987	$1,944	$1,834
Interest expense	495	486	9	2	443	397	322
NET INTEREST INCOME	1,510	1,535	(25)	(2)	1,544	1,547	1,512
Provision for credit losses	132	127	5	4	153	87	61
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,378	1,408	(30)	(2)	1,391	1,460	1,451
NONINTEREST INCOME
Service charges on deposit accounts	141	139	2	1	137	146	144
Other charges and fees	90	88	2	2	87	92	89
Card fees	83	82	1	1	82	83	75
Investment banking income	159	142	17	12	130	146	150
Trading income	29	55	(26)	(47)	60	24	42
Mortgage-related income [1]	106	86	20	23	100	85	83
Trust and investment management income	78	73	5	7	71	74	80
Retail investment services	76	75	1	1	69	74	74
Insurance settlement	5	205	(200)	(98)	—	—	—
Commercial real estate-related income	32	50	(18)	(36)	24	68	24
Net securities gains/(losses)	4	(42)	46	NM	—	—	—
Other noninterest income	40	72	(32)	(44)	24	26	21
Total noninterest income	843	1,025	(182)	(18)	784	818	782
NONINTEREST EXPENSE
Employee compensation and benefits	841	828	13	2	824	857	795
Outside processing and software	241	241	—	—	238	242	234
Net occupancy expense	102	102	—	—	102	102	86
Charitable contribution to SunTrust Foundation	—	205	(205)	(100)	—	—	—
Marketing and customer development	44	46	(2)	(4)	41	49	45
Equipment expense	36	36	—	—	42	42	40
Merger-related costs	22	8	14	NM	45	—	—
Operating losses	23	14	9	64	22	39	18
Amortization	21	17	4	24	15	22	19
Regulatory assessments	17	17	—	—	19	7	39
Other noninterest expense	127	124	3	2	141	122	108
Total noninterest expense	1,474	1,638	(164)	(10)	1,489	1,482	1,384
INCOME BEFORE PROVISION FOR INCOME TAXES	747	795	(48)	(6)	686	796	849
Provision for income taxes	122	105	17	16	104	136	95
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	625	690	(65)	(9)	582	660	754
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$623	$688	($65)	(9)%	$580	$658	$752
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$597	$663	($66)	(10)%	$554	$632	$726
Net interest income-FTE [2]	1,532	1,557	(25)	(2)	1,567	1,570	1,534
Total revenue	2,353	2,560	(207)	(8)	2,328	2,365	2,294
Total revenue-FTE [2]	2,375	2,582	(207)	(8)	2,351	2,388	2,316
Net income per average common share:
Diluted	1.34	1.48	(0.14)	(9)	1.24	1.40	1.56
Basic	1.35	1.49	(0.14)	(9)	1.25	1.41	1.58
Dividends declared per common share	0.56	0.50	0.06	12	0.50	0.50	0.50
Average common shares outstanding:
Diluted	446,962	446,391	571	—	446,662	452,957	464,164
Basic	443,960	443,806	154	—	443,566	449,404	460,252

1 Beginning with the Company's Annual Report on Form 10-K for the year ended December 31, 2018, the Company began presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods have been conformed with this updated presentation for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2019	2018	Amount	%
ASSETS
Cash and due from banks	$7,844	$6,206	$1,638	26%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,314	1,374	(60)	(4)
Interest-bearing deposits in other banks	26	25	1	4
Trading assets and derivative instruments	7,104	5,676	1,428	25
Securities available for sale ("securities AFS")	31,358	30,984	374	1
Loans held for sale ("LHFS")	2,006	1,961	45	2
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	73,374	68,203	5,171	8
Commercial real estate ("CRE")	9,491	6,618	2,873	43
Commercial construction	2,142	3,137	(995)	(32)
Residential mortgages - guaranteed	457	452	5	1
Residential mortgages - nonguaranteed	28,810	28,187	623	2
Residential home equity products	8,696	9,669	(973)	(10)
Residential construction	144	197	(53)	(27)
Consumer student - guaranteed	7,146	7,039	107	2
Consumer other direct	12,431	10,100	2,331	23
Consumer indirect	14,060	12,010	2,050	17
Consumer credit cards	1,704	1,603	101	6
Total LHFI	158,455	147,215	11,240	8
Allowance for loan and lease losses ("ALLL")	(1,699)	(1,623)	76	5
Net LHFI	156,756	145,592	11,164	8
Goodwill	6,331	6,331	—	—
Residential MSRs	1,564	2,062	(498)	(24)
Other assets	13,065	11,065	2,000	18
Total assets [1]	$227,368	$211,276	$16,092	8%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$40,360	$41,870	($1,510)	(4)%
Interest-bearing consumer and commercial deposits:
NOW accounts	54,043	45,745	8,298	18
Money market accounts	48,554	49,960	(1,406)	(3)
Savings	6,443	6,591	(148)	(2)
Consumer time	7,233	6,499	734	11
Other time	9,493	8,667	826	10
Total consumer and commercial deposits	166,126	159,332	6,794	4
Brokered time deposits	1,545	1,046	499	48
Total deposits	167,671	160,378	7,293	5
Funds purchased	254	3,354	(3,100)	(92)
Securities sold under agreements to repurchase	1,829	1,730	99	6
Other short-term borrowings	5,061	2,856	2,205	77
Long-term debt	20,369	14,289	6,080	43
Trading liabilities and derivative instruments	1,380	1,863	(483)	(26)
Other liabilities	4,315	2,667	1,648	62
Total liabilities	200,879	187,137	13,742	7
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	2,025	—	—
Common stock, $1.00 par value	553	553	—	—
Additional paid-in capital	8,989	9,001	(12)	—
Retained earnings	20,664	19,111	1,553	8
Treasury stock, at cost, and other	(5,593)	(4,677)	916	20
Accumulated other comprehensive loss, net of tax	(149)	(1,874)	(1,725)	(92)
Total shareholders' equity	26,489	24,139	2,350	10
Total liabilities and shareholders' equity	$227,368	$211,276	$16,092	8%

Common shares outstanding	444,033	458,626	(14,593)	(3)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	20	—	—
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	108,750	94,038	14,712	16
1 Includes earning assets of $198,510 and $188,141 at September 30, 2019 and 2018, respectively.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2019	2019	Amount	% [2]	2019	2018	2018
ASSETS
Cash and due from banks	$7,844	$3,752	$4,092	NM	$4,521	$5,791	$6,206
Federal funds sold and securities borrowed or purchased under agreements to resell	1,314	1,251	63	5	1,386	1,679	1,374
Interest-bearing deposits in other banks	26	25	1	4	25	25	25
Trading assets and derivative instruments	7,104	6,610	494	7	6,259	5,506	5,676
Securities AFS	31,358	32,487	(1,129)	(3)	31,853	31,442	30,984
LHFS	2,006	2,229	(223)	(10)	1,781	1,468	1,961
LHFI:
C&I	73,374	72,971	403	1	73,278	71,137	68,203
CRE	9,491	8,655	836	10	7,889	7,265	6,618
Commercial construction	2,142	2,365	(223)	(9)	2,562	2,538	3,137
Residential mortgages - guaranteed	457	439	18	4	467	459	452
Residential mortgages - nonguaranteed	28,810	28,794	16	—	28,461	28,836	28,187
Residential home equity products	8,696	8,902	(206)	(2)	9,167	9,468	9,669
Residential construction	144	156	(12)	(8)	167	184	197
Consumer student - guaranteed	7,146	7,202	(56)	(1)	7,308	7,229	7,039
Consumer other direct	12,431	11,817	614	5	11,029	10,615	10,100
Consumer indirect	14,060	13,598	462	3	13,268	12,419	12,010
Consumer credit cards	1,704	1,690	14	1	1,637	1,689	1,603
Total LHFI	158,455	156,589	1,866	1	155,233	151,839	147,215
ALLL	(1,699)	(1,681)	18	1	(1,643)	(1,615)	(1,623)
Net LHFI	156,756	154,908	1,848	1	153,590	150,224	145,592
Goodwill	6,331	6,331	—	—	6,331	6,331	6,331
Residential MSRs	1,564	1,717	(153)	(9)	1,883	1,983	2,062
Other assets	13,065	12,978	87	1	12,796	11,094	11,065
Total assets [1]	$227,368	$222,288	$5,080	2%	$220,425	$215,543	$211,276
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$40,360	$39,850	$510	1%	$40,345	$40,770	$41,870
Interest-bearing consumer and commercial deposits:
NOW accounts	54,043	49,994	4,049	8	48,964	49,031	45,745
Money market accounts	48,554	46,465	2,089	4	48,855	49,868	49,960
Savings	6,443	6,678	(235)	(4)	6,820	6,520	6,591
Consumer time	7,233	7,194	39	1	6,902	6,583	6,499
Other time	9,493	9,538	(45)	—	9,206	8,772	8,667
Total consumer and commercial deposits	166,126	159,719	6,407	4	161,092	161,544	159,332
Brokered time deposits	1,545	1,413	132	9	1,060	1,045	1,046
Total deposits	167,671	161,132	6,539	4	162,152	162,589	160,378
Funds purchased	254	314	(60)	(19)	1,169	2,141	3,354
Securities sold under agreements to repurchase	1,829	1,814	15	1	1,962	1,774	1,730
Other short-term borrowings	5,061	7,396	(2,335)	(32)	7,259	4,857	2,856
Long-term debt	20,369	20,200	169	1	17,395	15,072	14,289
Trading liabilities and derivative instruments	1,380	1,294	86	7	1,609	1,604	1,863
Other liabilities	4,315	4,276	39	1	4,056	3,226	2,667
Total liabilities	200,879	196,426	4,453	2	195,602	191,263	187,137
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,025	—	—	2,025	2,025	2,025
Common stock, $1.00 par value	553	553	—	—	553	553	553
Additional paid-in capital	8,989	8,965	24	—	8,938	9,022	9,001
Retained earnings	20,664	20,319	345	2	19,882	19,522	19,111
Treasury stock, at cost, and other	(5,593)	(5,599)	(6)	—	(5,609)	(5,422)	(4,677)
Accumulated other comprehensive loss, net of tax	(149)	(401)	(252)	(63)	(966)	(1,420)	(1,874)
Total shareholders’ equity	26,489	25,862	627	2	24,823	24,280	24,139
Total liabilities and shareholders’ equity	$227,368	$222,288	$5,080	2%	$220,425	$215,543	$211,276

Common shares outstanding	444,033	443,858	175	—%	443,713	446,888	458,626
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	20	—	—	20	20	20
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	108,750	108,926	(176)	—	109,071	105,896	94,038
1 Includes earning assets of $198,510, $198,065, $196,316, $192,497, and $188,141 at September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						(Decrease)/Increase From
	September 30, 2019			June 30, 2019			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$73,121	$703	3.82%	$73,287	$734	4.01%	($166)	(0.19)	$5,489	(0.05)
Commercial real estate ("CRE")	9,005	96	4.23	8,308	92	4.46	697	(0.23)	2,587	0.04
Commercial construction	2,225	28	5.03	2,470	33	5.37	(245)	(0.34)	(1,075)	0.27
Residential mortgages - guaranteed	475	4	3.04	462	3	2.96	13	0.08	(27)	0.28
Residential mortgages - nonguaranteed	28,693	275	3.84	28,353	275	3.88	340	(0.04)	1,109	(0.05)
Residential home equity products	8,683	116	5.29	8,918	119	5.33	(235)	(0.04)	(949)	0.32
Residential construction	142	2	4.66	154	2	5.55	(12)	(0.89)	(51)	(0.09)
Consumer student - guaranteed	7,137	89	4.94	7,254	94	5.19	(117)	(0.25)	225	(0.11)
Consumer other direct	12,074	190	6.24	11,419	176	6.17	655	0.07	2,348	0.75
Consumer indirect	13,831	151	4.33	13,411	141	4.20	420	0.13	2,061	0.47
Consumer credit cards	1,691	51	12.00	1,652	49	11.98	39	0.02	118	0.29
Nonaccrual	535	3	2.55	536	3	2.39	(1)	0.16	(218)	(0.15)
Total LHFI	157,612	1,708	4.30	156,224	1,721	4.42	1,388	(0.12)	11,617	0.09
Securities available for sale ("securities AFS"):
Taxable	30,862	211	2.73	31,279	219	2.80	(417)	(0.07)	(65)	0.05
Tax-exempt	571	4	2.99	586	4	2.99	(15)	—	(54)	—
Total securities AFS	31,433	215	2.73	31,865	223	2.80	(432)	(0.07)	(119)	0.04
Federal funds sold and securities borrowed or purchased under agreements to resell	1,215	7	2.11	1,313	8	2.31	(98)	(0.20)	(211)	0.32
Loans held for sale ("LHFS")	2,297	21	3.75	1,540	15	3.97	757	(0.22)	275	(0.65)
Interest-bearing deposits in other banks	26	—	3.65	26	—	3.97	—	(0.32)	1	(0.25)
Interest earning trading assets	5,454	45	3.30	5,553	45	3.27	(99)	0.03	665	0.12
Other earning assets	841	9	4.29	874	9	3.84	(33)	0.45	306	0.50
Total earning assets	198,878	2,005	4.00	197,395	2,021	4.11	1,483	(0.11)	12,534	0.10
Allowance for loan and lease losses ("ALLL")	(1,692)			(1,662)			(30)		(27)
Cash and due from banks	5,218			4,052			1,166		643
Other noninterest earning assets	19,780			19,732			48		1,588
Noninterest earning trading assets and derivative instruments	1,876			1,193			683		1,208
Unrealized gains on securities AFS, net	687			117			570		1,406
Total assets	$224,747			$220,827			$3,920		$17,352
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$50,723	$109	0.85%	$49,161	$102	0.83%	$1,562	0.02	$5,378	0.28
Money market accounts	48,121	100	0.82	47,339	90	0.77	782	0.05	(1,805)	0.24
Savings	6,570	—	0.02	6,738	—	0.02	(168)	—	(88)	—
Consumer time	7,228	28	1.51	7,058	25	1.43	170	0.08	815	0.48
Other time	9,602	49	2.01	9,429	47	2.00	173	0.01	1,245	0.46
Total interest-bearing consumer and commercial deposits	122,244	286	0.93	119,725	264	0.89	2,519	0.04	5,545	0.29
Brokered time deposits	1,566	7	1.79	1,123	5	1.68	443	0.11	525	0.25
Foreign deposits	—	—	—	—	—	—	—	—	(172)	(1.94)
Total interest-bearing deposits	123,810	293	0.94	120,848	269	0.89	2,962	0.05	5,898	0.29
Funds purchased	371	2	2.12	948	6	2.38	(577)	(0.26)	(981)	0.18
Securities sold under agreements to repurchase	1,801	10	2.09	1,881	11	2.27	(80)	(0.18)	163	0.24
Other short-term borrowings	6,182	33	2.13	7,157	41	2.33	(975)	(0.20)	3,923	0.56
Long-term debt	20,311	150	2.92	18,996	150	3.16	1,315	(0.24)	7,389	—
Interest-bearing trading liabilities	1,132	7	2.62	1,304	9	2.88	(172)	(0.26)	(101)	(0.71)
Total interest-bearing liabilities	153,607	495	1.28	151,134	486	1.29	2,473	(0.01)	16,291	0.35
Noninterest-bearing deposits	40,289			40,129			160		(2,360)
Other noninterest-bearing liabilities	4,148			3,994			154		1,683
Noninterest-bearing trading liabilities and derivative instruments	477			361			116		(213)
Shareholders’ equity	26,226			25,209			1,017		1,951
Total liabilities and shareholders’ equity	$224,747			$220,827			$3,920		$17,352
Interest Rate Spread			2.72%			2.82%		(0.10)		(0.25)
Net Interest Income		$1,510			$1,535
Net Interest Income-FTE [2]		$1,532			$1,557
Net Interest Margin [3]			3.01%			3.12%		(0.11)		(0.21)
Net Interest Margin-FTE [2,3]			3.06			3.16		(0.10)		(0.21)
1 Interest income includes loan fees of $31 million and $34 million for the three months ended September 30, 2019 and June 30, 2019, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended September 30, 2019 and June 30, 2019 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	March 31, 2019			December 31, 2018			September 30, 2018
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$72,450	$730	4.08%	$69,446	$695	3.97%	$67,632	$659	3.87%
CRE	7,611	85	4.52	7,030	77	4.33	6,418	68	4.19
Commercial construction	2,559	33	5.31	2,964	38	5.10	3,300	40	4.76
Residential mortgages - guaranteed	481	4	2.91	476	4	3.04	502	3	2.76
Residential mortgages - nonguaranteed	28,588	282	3.95	28,268	278	3.93	27,584	268	3.89
Residential home equity products	9,180	120	5.31	9,421	122	5.14	9,632	121	4.97
Residential construction	164	2	5.24	180	1	3.34	193	2	4.75
Consumer student - guaranteed	7,258	94	5.25	7,114	93	5.18	6,912	88	5.05
Consumer other direct	10,792	160	6.01	10,363	150	5.76	9,726	135	5.49
Consumer indirect	12,984	134	4.18	12,165	125	4.08	11,770	114	3.86
Consumer credit cards	1,647	49	11.90	1,625	48	11.78	1,573	46	11.71
Nonaccrual	544	4	3.13	656	4	2.32	753	5	2.70
Total LHFI	154,258	1,697	4.46	149,708	1,635	4.33	145,995	1,549	4.21
Securities AFS:
Taxable	31,268	217	2.78	31,197	216	2.77	30,927	207	2.68
Tax-exempt	598	4	2.99	612	5	2.99	625	5	2.99
Total securities AFS	31,866	221	2.77	31,809	221	2.78	31,552	212	2.69
Federal funds sold and securities borrowed or purchased under agreements to resell	1,271	7	2.28	1,514	8	2.12	1,426	7	1.79
LHFS	1,211	13	4.41	2,037	34	6.60	2,022	22	4.40
Interest-bearing deposits in other banks	25	—	5.69	25	—	1.38	25	—	3.90
Interest earning trading assets	4,950	43	3.47	5,064	41	3.25	4,789	39	3.18
Other earning assets	804	6	2.95	585	5	3.47	535	5	3.79
Total earning assets	194,385	1,987	4.15	190,742	1,944	4.04	186,344	1,834	3.90
ALLL	(1,638)			(1,633)			(1,665)
Cash and due from banks	4,297			5,256			4,575
Other noninterest earning assets	19,915			18,953			18,192
Noninterest earning trading assets and derivative instruments	821			627			668
Unrealized losses on securities AFS, net	(377)			(1,011)			(719)
Total assets	$217,403			$212,934			$207,395
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$48,282	$89	0.74%	$47,400	$79	0.66%	$45,345	$65	0.57%
Money market accounts	49,187	92	0.76	49,863	87	0.69	49,926	73	0.58
Savings	6,615	—	0.02	6,538	—	0.02	6,658	—	0.02
Consumer time	6,747	21	1.29	6,546	19	1.15	6,413	17	1.03
Other time	9,002	42	1.89	8,892	39	1.73	8,357	33	1.55
Total interest-bearing consumer and commercial deposits	119,833	244	0.83	119,239	224	0.74	116,699	188	0.64
Brokered time deposits	1,054	4	1.60	1,044	4	1.54	1,041	4	1.54
Foreign deposits	197	1	2.51	15	—	2.44	172	1	1.94
Total interest-bearing deposits	121,084	249	0.84	120,298	228	0.75	117,912	193	0.65
Funds purchased	1,473	9	2.40	2,165	12	2.21	1,352	7	1.94
Securities sold under agreements to repurchase	1,605	9	2.25	1,861	10	2.07	1,638	8	1.85
Other short-term borrowings	7,144	42	2.35	2,701	12	1.82	2,259	9	1.57
Long-term debt	15,955	125	3.19	14,898	123	3.29	12,922	95	2.92
Interest-bearing trading liabilities	1,201	9	3.13	1,421	12	3.27	1,233	10	3.33
Total interest-bearing liabilities	148,462	443	1.21	143,344	397	1.10	137,316	322	0.93
Noninterest-bearing deposits	40,088			42,334			42,649
Other noninterest-bearing liabilities	3,976			2,693			2,465
Noninterest-bearing trading liabilities and derivative instruments	411			690			690
Shareholders’ equity	24,466			23,873			24,275
Total liabilities and shareholders’ equity	$217,403			$212,934			$207,395
Interest Rate Spread			2.94%			2.94%			2.97%
Net Interest Income		$1,544			$1,547			$1,512
Net Interest Income-FTE [2]		$1,567			$1,570			$1,534
Net Interest Margin [3]			3.22%			3.22%			3.22%
Net Interest Margin-FTE [2,3]			3.27			3.27			3.27
1 Interest income includes loan fees of $40 million, $45 million, and $43 million for the three months ended March 31, 2019, December 31, 2018, and September 30, 2018, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended March 31, 2019, December 31, 2018, and September 30, 2018 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Nine Months Ended
	September 30, 2019			September 30, 2018			Increase/(Decrease)
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$72,955	$2,167	3.97%	$67,042	$1,880	3.75%	$5,913	0.22
CRE	8,314	273	4.39	5,787	175	4.04	2,527	0.35
Commercial construction	2,417	95	5.24	3,534	120	4.53	(1,117)	0.71
Residential mortgages - guaranteed	472	10	2.97	576	13	3.09	(104)	(0.12)
Residential mortgages - nonguaranteed	28,545	832	3.89	27,159	780	3.83	1,386	0.06
Residential home equity products	8,925	355	5.31	9,929	356	4.79	(1,004)	0.52
Residential construction	153	6	5.16	223	8	4.81	(70)	0.35
Consumer student - guaranteed	7,216	277	5.13	6,778	249	4.91	438	0.22
Consumer other direct	11,433	525	6.14	9,236	365	5.28	2,197	0.86
Consumer indirect	13,412	425	4.24	11,834	330	3.72	1,578	0.52
Consumer credit cards	1,664	149	11.96	1,541	133	11.47	123	0.49
Nonaccrual	538	11	2.69	729	15	2.77	(191)	(0.08)
Total LHFI	156,044	5,125	4.39	144,368	4,424	4.10	11,676	0.29
Securities AFS:
Taxable	31,135	646	2.77	30,912	614	2.65	223	0.12
Tax-exempt	585	13	2.99	630	14	2.99	(45)	—
Total securities AFS	31,720	659	2.77	31,542	628	2.66	178	0.11
Federal funds sold and securities borrowed or purchased under agreements to resell	1,266	22	2.23	1,411	16	1.52	(145)	0.71
LHFS	1,686	50	3.96	2,055	67	4.35	(369)	(0.39)
Interest-bearing deposits in other banks	25	1	4.42	25	1	2.70	—	1.72
Interest earning trading assets	5,321	133	3.34	4,677	110	3.16	644	0.18
Other earning assets	840	23	3.71	529	15	3.75	311	(0.04)
Total earning assets	196,902	6,013	4.08	184,607	5,261	3.81	12,295	0.27
ALLL	(1,664)			(1,691)			27
Cash and due from banks	4,526			4,706			(180)
Other noninterest earning assets	19,808			17,678			2,130
Noninterest earning trading assets and derivative instruments	1,301			650			651
Unrealized gains/(losses) on securities AFS, net	146			(580)			726
Total assets	$221,019			$205,370			$15,649
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$49,398	$299	0.81%	$45,755	$162	0.47%	$3,643	0.34
Money market accounts	48,212	282	0.78	50,102	182	0.49	(1,890)	0.29
Savings	6,641	1	0.02	6,684	1	0.03	(43)	(0.01)
Consumer time	7,013	74	1.41	6,261	45	0.95	752	0.46
Other time	9,346	138	1.97	7,680	81	1.41	1,666	0.56
Total interest-bearing consumer and commercial deposits	120,610	794	0.88	116,482	471	0.54	4,128	0.34
Brokered time deposits	1,249	16	1.71	1,026	11	1.45	223	0.26
Foreign deposits	65	1	2.41	121	2	1.85	(56)	0.56
Total interest-bearing deposits	121,924	811	0.89	117,629	484	0.55	4,295	0.34
Funds purchased	927	17	2.36	1,112	15	1.74	(185)	0.62
Securities sold under agreements to repurchase	1,763	29	2.21	1,630	20	1.66	133	0.55
Other short-term borrowings	6,824	116	2.28	2,051	22	1.41	4,773	0.87
Long-term debt	18,437	425	3.08	11,635	252	2.89	6,802	0.19
Interest-bearing trading liabilities	1,212	26	2.88	1,219	28	3.11	(7)	(0.23)
Total interest-bearing liabilities	151,087	1,424	1.26	135,276	821	0.81	15,811	0.45
Noninterest-bearing deposits	40,169			42,677			(2,508)
Other noninterest-bearing liabilities	4,039			2,424			1,615
Noninterest-bearing trading liabilities and derivative instruments	417			669			(252)
Shareholders’ equity	25,307			24,324			983
Total liabilities and shareholders’ equity	$221,019			$205,370			$15,649
Interest Rate Spread			2.82%			3.00%		(0.18)
Net Interest Income		$4,589			$4,440
Net Interest Income-FTE [2]		$4,655			$4,505
Net Interest Margin [3]			3.12%			3.22%		(0.10)
Net Interest Margin-FTE [2,3]			3.16			3.26		(0.10)
1 Interest income includes loan fees of $105 million and $121 million for the nine months ended September 30, 2019 and 2018, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the nine months ended September 30, 2019 and 2018 was attributed to C&I loans.
3 Net interest margin is calculated by dividing Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Nine Months Ended
	September 30		Increase/(Decrease)		September 30		(Decrease)/Increase
(Dollars in millions) (Unaudited)	2019	2018	Amount	% [5]	2019	2018	Amount	% [5]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,751	$1,722	$29	2%	$1,684	$1,814	($130)	(7)%
Provision/(benefit) for unfunded commitments	2	—	2	NM	3	(7)	10	NM
Provision for loan losses:
Commercial	42	36	6	17	208	37	171	NM
Consumer	88	25	63	NM	201	91	110	NM
Total provision for loan losses	130	61	69	NM	409	128	281	NM
Charge-offs:
Commercial	(35)	(51)	(16)	(31)	(88)	(95)	(7)	(7)
Consumer	(104)	(71)	33	46	(289)	(234)	55	24
Total charge-offs	(139)	(122)	17	14	(377)	(329)	48	15
Recoveries:
Commercial	5	9	(4)	(44)	14	19	(5)	(26)
Consumer	22	25	(3)	(12)	69	70	(1)	(1)
Total recoveries	27	34	(7)	(21)	83	89	(6)	(7)
Net charge-offs	(112)	(88)	24	27	(294)	(240)	54	23
Other [1]	—	—	—	—	(31)	—	31	NM
Allowance for credit losses, end of period	$1,771	$1,695	$76	4%	$1,771	$1,695	$76	4%
Components:
Allowance for loan and lease losses ("ALLL")					$1,699	$1,623	$76	5%
Unfunded commitments reserve					72	72	—	—
Allowance for credit losses					$1,771	$1,695	$76	4%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.14%	0.22%	(0.08)	(36)%	0.12%	0.13%	(0.01)	(8)%
Consumer	0.45	0.27	0.18	67	0.41	0.33	0.08	24
Total net charge-offs to total average LHFI	0.28	0.24	0.04	17	0.25	0.22	0.03	14
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$351	$299	$52	17%
Consumer					249	396	(147)	(37)
Total nonaccrual/NPLs					600	695	(95)	(14)
Other real estate owned ("OREO")					52	52	—	—
Other repossessed assets					8	7	1	14
Nonperforming loans held for sale ("nonperforming LHFS")					1	—	1	NM
Total nonperforming assets ("NPAs")					$661	$754	($93)	(12)%
Accruing restructured LHFI					$1,752	$2,327	($575)	(25)%
Nonaccruing restructured LHFI [2]					163	345	(182)	(53)
Accruing LHFI past due > 90 days (guaranteed)					1,341	1,440	(99)	(7)
Accruing LHFI past due > 90 days (non-guaranteed)					52	42	10	24
Accruing LHFS past due > 90 days					3	2	1	50
NPLs to period-end LHFI					0.38%	0.47%	(0.09)	(19)%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS					0.42	0.51	(0.09)	(18)
ALLL to period-end LHFI [3,4]					1.07	1.10	(0.03)	(3)
ALLL to NPLs [3,4]					2.84x	2.35x	0.49x	21

1 Represents the allowance for restructured loans that were transferred from LHFI to LHFS in the first quarter of 2019 and subsequently sold in the second quarter of 2019.
2 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
3 This ratio is computed using the ALLL.
4 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
5 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
(Dollars in millions) (Unaudited)	2019	2019	Amount	% [5]	2019	2018	2018
CREDIT DATA
Allowance for credit losses, beginning of period	$1,751	$1,709	$42	2%	$1,684	$1,695	$1,722
Provision/(benefit) for unfunded commitments	2	4	(2)	(50)	(3)	(3)	—
Provision for loan losses:
Commercial	42	82	(40)	(49)	84	49	36
Consumer	88	41	47	NM	72	40	25
Total provision for loan losses	130	123	7	6	156	89	61
Charge-offs:
Commercial	(35)	(20)	15	75	(33)	(35)	(51)
Consumer	(104)	(93)	11	12	(92)	(88)	(71)
Total charge-offs	(139)	(113)	26	23	(125)	(123)	(122)
Recoveries:
Commercial	5	4	1	25	5	4	9
Consumer	22	24	(2)	(8)	23	22	25
Total recoveries	27	28	(1)	(4)	28	26	34
Net charge-offs	(112)	(85)	27	32	(97)	(97)	(88)
Other [1]	—	—	—	—	(31)	—	—
Allowance for credit losses, end of period	$1,771	$1,751	$20	1%	$1,709	$1,684	$1,695
Components:
ALLL	$1,699	$1,681	$18	1%	$1,643	$1,615	$1,623
Unfunded commitments reserve	72	70	2	3	66	69	72
Allowance for credit losses	$1,771	$1,751	$20	1%	$1,709	$1,684	$1,695
Net charge-offs to average LHFI (annualized):
Commercial	0.14%	0.08%	0.06	75%	0.14%	0.15%	0.22%
Consumer	0.45	0.38	0.07	18	0.39	0.37	0.27
Total net charge-offs to total average LHFI	0.28	0.22	0.06	27	0.26	0.26	0.24
Period Ended
Nonaccrual/NPLs:
Commercial	$351	$260	$91	35%	$199	$159	$299
Consumer	249	276	(27)	(10)	323	367	396
Total nonaccrual/NPLs	600	536	64	12	522	526	695
OREO	52	55	(3)	(5)	53	54	52
Other repossessed assets	8	7	1	14	9	9	7
Nonperforming LHFS	1	—	1	NM	64	—	—
Total NPAs	$661	$598	$63	11%	$648	$589	$754
Accruing restructured LHFI	$1,752	$1,787	($35)	(2)%	$1,807	$2,339	$2,327
Nonaccruing restructured LHFI [2]	163	209	(46)	(22)	309	291	345
Accruing LHFI past due > 90 days (guaranteed)	1,341	1,431	(90)	(6)	1,601	1,603	1,440
Accruing LHFI past due > 90 days (non-guaranteed)	52	45	7	16	58	49	42
Accruing LHFS past due > 90 days	3	2	1	50	2	1	2
NPLs to period-end LHFI	0.38%	0.34%	0.04	12%	0.34%	0.35%	0.47%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS	0.42	0.38	0.04	11	0.42	0.39	0.51
ALLL to period-end LHFI [3,4]	1.07	1.07	—	—	1.06	1.06	1.10
ALLL to NPLs [3,4]	2.84x	3.15x	(0.31x)	(10)	3.17x	3.10x	2.35x

1 Represents the allowance for restructured loans that were transferred from LHFI to LHFS in the first quarter of 2019 and subsequently sold in the second quarter of 2019.
2 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
3 This ratio is computed using the ALLL.
4 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
5 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended September 30				Nine Months Ended September 30
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial MSRs - Amortized Cost	Other	Total	Residential MSRs - Fair Value	Commercial MSRs - Amortized Cost	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,959	$63	$14	$2,036	$1,710	$65	$16	$1,791
Amortization	—	(3)	—	(3)	—	(11)	(2)	(13)
Servicing rights originated	100	4	—	104	250	10	—	260
Servicing rights purchased	14	—	—	14	89	—	—	89
Fair value changes due to inputs and assumptions [1]	52	—	—	52	198	—	—	198
Other changes in fair value [2]	(62)	—	—	(62)	(183)	—	—	(183)
Servicing rights sold	(1)	—	—	(1)	(2)	—	—	(2)
Balance, September 30, 2018	$2,062	$64	$14	$2,140	$2,062	$64	$14	$2,140

Balance, beginning of period	$1,717	$66	$13	$1,796	$1,983	$66	$13	$2,062
Amortization	—	(1)	(1)	(2)	—	(8)	(1)	(9)
Servicing rights originated	98	7	—	105	237	14	—	251
Fair value changes due to inputs and assumptions [1]	(162)	—	—	(162)	(439)	—	—	(439)
Other changes in fair value [2]	(88)	—	—	(88)	(215)	—	—	(215)
Servicing rights sold	(1)	—	—	(1)	(2)	—	—	(2)
Balance, September 30, 2019	$1,564	$72	$12	$1,648	$1,564	$72	$12	$1,648
1 Primarily reflects changes in discount rates and prepayment speed assumptions due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Shares in thousands) (Unaudited)	2019	2019	2019	2018	2018
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	443,858	443,713	446,888	458,626	465,199
Common shares issued	175	145	1,404	165	471
Repurchases of common stock	—	—	(4,579)	(11,903)	(7,044)
Balance, end of period	444,033	443,858	443,713	446,888	458,626

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30
(Dollars in millions) (Unaudited)	2019	2019	2019	2018	2018	2019	2018
Net interest income	$1,510	$1,535	$1,544	$1,547	$1,512	$4,589	$4,440
Fully taxable-equivalent ("FTE") adjustment	22	22	23	23	22	66	65
Net interest income-FTE [2]	1,532	1,557	1,567	1,570	1,534	4,655	4,505
Noninterest income	843	1,025	784	818	782	2,653	2,408
Total revenue-FTE [2]	$2,375	$2,582	$2,351	$2,388	$2,316	$7,308	$6,913

Return on average common shareholders’ equity	9.83%	11.51%	10.06%	11.54%	13.01%	10.46%	12.33%
Impact of removing average intangible assets and related pre-tax amortization, other than residential and commercial MSRs	3.40	4.22	3.85	4.59	5.05	3.81	4.81
Return on average tangible common shareholders' equity [3]	13.23%	15.73%	13.91%	16.13%	18.06%	14.27%	17.14%

Net interest margin	3.01%	3.12%	3.22%	3.22%	3.22%	3.12%	3.22%
Impact of FTE adjustment	0.05	0.04	0.05	0.05	0.05	0.04	0.04
Net interest margin-FTE [2]	3.06%	3.16%	3.27%	3.27%	3.27%	3.16%	3.26%

Noninterest expense	$1,474	$1,638	$1,489	$1,482	$1,384	$4,602	$4,191
Total revenue	2,353	2,560	2,328	2,365	2,294	7,242	6,848
Efficiency ratio [4]	62.63%	64.00%	63.97%	62.66%	60.34%	63.55%	61.20%
Impact of FTE adjustment	(0.57)	(0.55)	(0.62)	(0.60)	(0.58)	(0.58)	(0.58)
Efficiency ratio-FTE [2,4]	62.06	63.45	63.35	62.06	59.76	62.97	60.62
Impact of excluding amortization related to intangible assets and certain tax credits	(0.89)	(0.68)	(0.65)	(0.93)	(0.82)	(0.74)	(0.73)
Tangible efficiency ratio-FTE [2,5]	61.17	62.77	62.70	61.13	58.94	62.23	59.89
Impact of excluding unusual or infrequent items	(1.26)	(3.78)	(1.92)	(2.50)	—	(2.34)	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	59.91%	58.99%	60.78%	58.63%	58.94%	59.89%	59.89%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21%, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of unusual or infrequent items from the calculation of Tangible efficiency ratio-FTE. These unusual or infrequent items include (i) $45 million, $14 million, and $33 million of merger-related impacts recognized in the first, second, and third quarter of 2019, respectively, (ii) $205 million and $5 million of insurance settlement benefits related to financial crisis-era related claims recognized in the second and third quarter of 2019, respectively, (iii) the $205 million charitable contribution to the SunTrust Foundation recognized in the second quarter of 2019, and (iv) the $60 million legacy National Commerce Financial Corporation ("NCF") pension plan settlement charge recognized in the fourth quarter of 2018. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on the Company's merger agreement with BB&T Corporation and the NCF pension plan settlement charge can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions, except per share data) (Unaudited)	2019	2019	2019	2018	2018
Total shareholders' equity	$26,489	$25,862	$24,823	$24,280	$24,139
Goodwill, net of deferred taxes of $163 million, $163 million, $162 million, $160 million, and $160 million, respectively	(6,168)	(6,168)	(6,169)	(6,171)	(6,171)
Other intangible assets (including residential and commercial MSRs)	(1,648)	(1,796)	(1,963)	(2,062)	(2,140)
Residential and commercial MSRs	1,636	1,783	1,949	2,049	2,126
Tangible equity [2]	20,309	19,681	18,640	18,096	17,954
Noncontrolling interest	(101)	(103)	(101)	(103)	(101)
Preferred stock	(2,025)	(2,025)	(2,025)	(2,025)	(2,025)
Tangible common equity [2]	$18,183	$17,553	$16,514	$15,968	$15,828

Total assets	$227,368	$222,288	$220,425	$215,543	$211,276
Goodwill	(6,331)	(6,331)	(6,331)	(6,331)	(6,331)
Other intangible assets (including residential and commercial MSRs)	(1,648)	(1,796)	(1,963)	(2,062)	(2,140)
Residential and commercial MSRs	1,636	1,783	1,949	2,049	2,126
Tangible assets	$221,025	$215,944	$214,080	$209,199	$204,931
Tangible equity to tangible assets [2]	9.19%	9.11%	8.71%	8.65%	8.76%
Tangible common equity to tangible assets [2]	8.23	8.13	7.71	7.63	7.72
Tangible book value per common share [3]	$40.58	$39.54	$37.22	$35.73	$34.51

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy and these measures are more consistent with regulatory capital definitions and calculations.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT
	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change
Statements of Income:
Net interest income	$1,068	$1,056	1%	$3,222	$3,087	4%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [1]	1,068	1,056	1	3,222	3,087	4
Provision for credit losses [2]	77	36	NM	204	102	100
Net interest income-FTE - after provision for credit losses [1]	991	1,020	(3)	3,018	2,985	1
Noninterest income before net securities gains/(losses)	479	444	8	1,415	1,347	5
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	479	444	8	1,415	1,347	5
Noninterest expense before amortization	1,025	991	3	3,028	2,983	2
Amortization	—	—	—	1	1	—
Total noninterest expense	1,025	991	3	3,029	2,984	2
Income-FTE - before provision for income taxes [1]	445	473	(6)	1,404	1,348	4
Provision for income taxes	102	108	(6)	321	305	5
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	343	365	(6)	1,083	1,043	4
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$343	$365	(6)%	$1,083	$1,043	4%

Total revenue	$1,547	$1,500	3%	$4,637	$4,434	5%
Total revenue-FTE [1]	1,547	1,500	3	4,637	4,434	5

Selected Average Balances:
Total LHFI	$80,414	$75,234	7%	$79,473	$74,907	6%
Goodwill	4,390	4,390	—	4,390	4,348	1
Other intangible assets excluding residential MSRs	1	2	(50)	1	3	(67)
Total assets	90,329	85,933	5	89,026	84,909	5
Consumer and commercial deposits	114,132	111,950	2	113,067	111,008	2

Performance Ratios:
Efficiency ratio	66.30%	66.03%		65.32%	67.32%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [1]	66.30	66.03		65.32	67.32
Impact of excluding amortization and associated funding cost of intangible assets	(1.17)	(1.15)		(1.14)	(1.15)
Tangible efficiency ratio-FTE [1,3]	65.13%	64.88%		64.18%	66.17%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued
	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [1]	2019	2018	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$2,618	$1,860	41%	$6,291	$5,853	7%
Correspondent	4,888	4,281	14	10,094	11,691	(14)
Total production	$7,506	$6,141	22%	$16,385	$17,544	(7)%
Channel mix - percent:
Retail	35%	30%		38%	33%
Correspondent	65	70		62	67
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$3,263	$1,202	NM	$5,842	$4,303	36%
Purchase	4,243	4,939	(14)	10,543	13,241	(20)
Total production	$7,506	$6,141	22%	$16,385	$17,544	(7)%
Purchase and refinance mix - percent:
Refinance	43%	20%		36%	25%
Purchase	57	80		64	75
Total production	100%	100%		100%	100%
Applications	$9,883	$7,588	30%	$24,937	$22,915	9%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced				$165,558	$170,480	(3)%
Total UPB of residential mortgages serviced for others				135,029	139,955	(4)
Net carrying value of residential MSRs				1,564	2,062	(24)
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others				1.158%	1.473%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$44,240	$44,647	(1)%
Retail brokerage managed assets				19,168	17,516	9
Total managed assets				63,408	62,163	2
Non-managed assets				99,328	98,698	1
Total assets under administration				$162,736	$160,861	1%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change [4]
Statements of Income:
Net interest income	$529	$539	(2)%	$1,607	$1,580	2%
FTE adjustment	21	22	(5)	65	63	3
Net interest income-FTE [1]	550	561	(2)	1,672	1,643	2
Provision for credit losses [2]	56	24	NM	208	19	NM
Net interest income-FTE - after provision for credit losses [1]	494	537	(8)	1,464	1,624	(10)
Noninterest income before net securities gains/(losses)	368	368	—	1,137	1,096	4
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	368	368	—	1,137	1,096	4
Noninterest expense before amortization	436	413	6	1,329	1,257	6
Amortization	21	19	11	53	50	6
Total noninterest expense	457	432	6	1,382	1,307	6
Income-FTE - before provision for income taxes [1]	405	473	(14)	1,219	1,413	(14)
Provision for income taxes	40	49	(18)	110	171	(36)
Tax credit adjustment	35	41	(15)	114	100	14
FTE adjustment	21	22	(5)	65	63	3
Net income including income attributable to noncontrolling interest	309	361	(14)	930	1,079	(14)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$309	$361	(14)%	$930	$1,079	(14)%

Total revenue	$897	$907	(1)%	$2,744	$2,676	3%
Total revenue-FTE [1]	918	929	(1)	2,809	2,739	3

Selected Average Balances:
Total LHFI	$77,107	$70,669	9%	$76,481	$69,375	10%
Goodwill	1,941	1,941	—	1,941	1,983	(2)
Other intangible assets excluding residential MSRs	80	75	7	79	76	4
Total assets	93,584	84,909	10	92,046	83,193	11
Consumer and commercial deposits	45,817	44,702	2	44,777	45,247	(1)

Performance Ratios:
Efficiency ratio	51.10%	47.62%		50.33%	48.81%
Impact of FTE adjustment	(1.17)	(1.11)		(1.16)	(1.13)
Efficiency ratio-FTE [1]	49.93	46.51		49.17	47.68
Impact of excluding amortization and associated funding cost of intangible assets	(2.92)	(2.60)		(2.52)	(2.42)
Tangible efficiency ratio-FTE [1,3]	47.01%	43.91%		46.65%	45.26%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change [4]
Statements of Income:
Net interest income [1]	($87)	($83)	(5)%	($240)	($227)	(6)%
FTE adjustment	1	—	NM	1	2	(50)
Net interest income-FTE [2]	(86)	(83)	(4)	(239)	(225)	(6)
(Benefit)/provision for credit losses [3]	(1)	1	NM	—	—	—
Net interest income-FTE - after (benefit)/provision for credit losses [2]	(85)	(84)	(1)	(239)	(225)	(6)
Noninterest income before net securities gains/(losses)	(8)	(30)	73	139	(36)	NM
Net securities gains/(losses)	4	—	NM	(38)	1	NM
Total noninterest income	(4)	(30)	87	101	(35)	NM
Noninterest expense before amortization	(8)	(39)	79	191	(100)	NM
Amortization	—	—	—	—	—	—
Total noninterest expense	(8)	(39)	79	191	(100)	NM
(Loss)/income-FTE - before (benefit)/provision for income taxes [2]	(81)	(75)	(8)	(329)	(160)	NM
(Benefit)/provision for income taxes	(20)	(62)	68	(101)	(64)	(58)
Tax credit adjustment	(35)	(41)	15	(114)	(100)	(14)
FTE adjustment	1	—	NM	1	2	(50)
Net (loss)/income including income attributable to noncontrolling interest	(27)	28	NM	(115)	2	NM
Less: Net income attributable to noncontrolling interest	2	2	—	7	7	—
Net (loss)/income	($29)	$26	NM	($122)	($5)	NM

Total revenue	($91)	($113)	19	($139)	($262)	47%
Total revenue-FTE [2]	(90)	(113)	20	(138)	(260)	47

Selected Average Balances:
Total LHFI	$91	$92	(1)%	$90	$86	5%
Securities available for sale	31,425	31,541	—	31,711	31,530	1
Goodwill	—	—	—	—	—	—
Other intangible assets excluding residential MSRs	—	1	(100)	—	—	—
Total assets	40,834	36,553	12	39,947	37,268	7
Consumer and commercial deposits	2,584	2,696	(4)	2,935	2,904	1

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				3.4	4.8
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				0.9%	2.0%
Instantaneous 100 basis point increase in rates over next 12 months				0.8%	1.1%
Instantaneous 50 basis point decrease in rates over next 12 months				(1.4)%	(0.8)%

1Net interest income is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[2]
Net interest income-FTE, (Loss)/income-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
(Benefit)/provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the (benefit)/provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED SEGMENT TOTALS
	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [2]	2019	2018	% Change [2]
Statements of Income:
Net interest income	$1,510	$1,512	—%	$4,589	$4,440	3%
FTE adjustment	22	22	—	66	65	2
Net interest income-FTE [1]	1,532	1,534	—	4,655	4,505	3
Provision for credit losses	132	61	NM	412	121	NM
Net interest income-FTE - after provision for credit losses [1]	1,400	1,473	(5)	4,243	4,384	(3)
Noninterest income before net securities gains/(losses)	839	782	7	2,691	2,407	12
Net securities gains/(losses)	4	—	NM	(38)	1	NM
Total noninterest income	843	782	8	2,653	2,408	10
Noninterest expense before amortization	1,453	1,365	6	4,548	4,140	10
Amortization	21	19	11	54	51	6
Total noninterest expense	1,474	1,384	7	4,602	4,191	10
Income-FTE - before provision for income taxes [1]	769	871	(12)	2,294	2,601	(12)
Provision for income taxes	122	95	28	330	412	(20)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	22	22	—	66	65	2
Net income including income attributable to noncontrolling interest	625	754	(17)	1,898	2,124	(11)
Less: Net income attributable to noncontrolling interest	2	2	—	7	7	—
Net income	$623	$752	(17)%	$1,891	$2,117	(11)%

Total revenue	$2,353	$2,294	3%	$7,242	$6,848	6%
Total revenue-FTE [1]	2,375	2,316	3	7,308	6,913	6

Selected Average Balances:
Total LHFI	$157,612	$145,995	8%	$156,044	$144,368	8%
Goodwill	6,331	6,331	—	6,331	6,331	—
Other intangible assets excluding residential MSRs	81	78	4	80	79	1
Total assets	224,747	207,395	8	221,019	205,370	8
Consumer and commercial deposits	162,533	159,348	2	160,779	159,159	1

Performance Ratios:
Efficiency ratio	62.63%	60.34%		63.55%	61.20%
Impact of FTE adjustment	(0.57)	(0.58)		(0.58)	(0.58)
Efficiency ratio-FTE [1]	62.06	59.76		62.97	60.62
Impact of excluding amortization and associated funding cost of intangible assets	(0.89)	(0.82)		(0.74)	(0.73)
Tangible efficiency ratio-FTE [1]	61.17%	58.94%		62.23%	59.89%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.